UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2012

Terra Tech Corp.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-54358
(Commission File Number)

26-3062661
 (IRS Employer Identification No.)

18101 Von Karman, Third Floor
Irvine, California 92612
 (Address of principal executive offices)(Zip Code)

(855) 447-6967
Registrant’s telephone number, including area code

Copies to:
Thomas E. Puzzo, Esq.
Law Offices of Thomas E. Puzzo, PLLC
4216 NE 70th Street
Seattle, Washington 98115
Telephone No.: (206) 522-2256
Facsimile No.: (206) 260-0111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Ross

On July 23, 2012, the board of directors of Terra Tech Corp. (the “Company”) appointed Seven J. Ross as a director of the Company.  There is no term to Mr. Ross’s appointment as a director.

Mr. Ross has also agreed to serve as a Member of the Company’s anticipated-to-be-formed Audit Committee, Compensation/Nominating Committee and Corporate Governance Committee.  Mr. Ross also agreed to serve as the Chairperson of the anticipated-to-be-formed Audit Committees.  To the extent Mr. Ross serves as Audit Committee Chairperson, Mr. Ross has agreed to also serve as the financial expert for purposes of the Company’s reports filed with the Securities and Exchange Commission.  The Company does not presently have a date certain as to when it expects to form its Audit Committee, Compensation/Nominating Committee and Corporate Governance Committee.

Agreements with Mr. Ross

Pursuant to an Independent Director Agreement dated July 23, 2012 by and between Terra Tech Corp. and Steven J. Ross, the Company has agreed to pay Mr. Ross $2,000 per month, commencing immediately following any financing, either debt or equity, in excess of $1,000,000 that the Company receives during his term as a director, and issue to Mr. Ross, an aggregate of 300,000 restricted shares of the Company’s common stock (such payment and issuance, the “Compensation”), one-half (1/2) of the shares to be vested on the date of appointment, and the remaining one-half (1/2) of the shares to be vested on May 31, 2013.  The board of directors of the Company reserves the right to change the Compensation from time to time, to take into consideration the responsibilities associated with different committees in setting Compensation levels and to grant additional restricted shares periodically, which may vary from the terms described in this section.  If Mr. Ross ceases to serve as a director on the Company’s Board at any time and for any reason prior to a grant date associated with any restricted shares, all restricted shares described in the restricted share agreement that have not been granted as of such time of cessation of services will not be granted.  All such cancelled or forfeited restricted shares shall be returned to the Company’s incentive pool.

The Company and Mr. Ross also entered into an Indemnification Agreement dated July 23, 2012, whereby the Company agreed to indemnify Mr. Ross for claims against him that may arise in connection with the performance of his duties as a director for the Company.

Biographical Information of Mr. Ross

Mr. Ross, age 54, has over 25 years of senior management experience, ranging from high growth private companies to multi-billion dollar divisions of public enterprises.  Mr. Ross is currently Managing Director of MTN Capital Partners, a New York-based Private Equity firm focused on lower middle market transactions.  He joined MTN in 2011 after completing the sale of his previous business and is responsible for deal generation and execution in the Western United States, operating from Newport Beach, California.  Mr. Ross is also the Lead Director for the Longhai Steel Company, a major steel wire producer based in Xingtai, China.  Previously, Mr. Ross was CEO of National Investment Managers from 2006 until its sale to a Private Equity firm in 2011.  Under Mr. Ross’ leadership, the company became the largest independent retirement services company in the country with over $11 billion in assets under administration and operations in 17 cities in the United States.

Between 2001 and 2006, Mr. Ross served as Chairman and CEO of DynTek.  During his tenure he successfully transitioned the company from a $5 million software development company to a leading provider of information technology services with annual revenues of over $100 million.  From 1998 to 2001, Mr. Ross was Vice President and General Manager of the Computer Systems Division of Toshiba America with overall responsibility for Toshiba’s $3 billion computer business in the US and South America.    Prior to joining Toshiba, from 1996 to 1998, Mr. Ross served as President & General Manager – Computer Reseller Division and President of Corporate Marketing at Inacom, a $7 billion Fortune 500 provider of computer products and services.  He directed Inacom’s largest operating division, at $2.5 billion, as well as overall corporate and strategic marketing.  Prior to his employment at Inacom, Mr. Ross served as Senior Vice President, Sales & Business Development, for Intelligent Electronics, a $3.5 billion Fortune 500 computer reseller, at the time the largest independent supplier of information technology in the United States. Mr. Ross has also held senior management positions at Dell Computer Corporation and PTXI/Bull HN Information Systems.

Mr. Ross has served as Vice-Chairman of the Board of the Computing Technology Industry Association (COMPTIA) and as a board member of the US Internet Industry Association (USIIA).  Mr. Ross is an alumnus of Harvard University and a graduate of the Advanced Management Program at Harvard Business School.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description

10.1	Independent Director Agreement dated July 23, 2012 by and between Terra Tech Corp. and Steven J. Ross

10.2	Indemnification Agreement dated July 23, 2012 by and between Terra Tech Corp. and Steven J. Ross

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Terra Tech Corp.
(Registrant)

Date: July 30, 2012	By:	/s/ Derek Peterson
Name: Derek Peterson
Title: President and Chief Executive Officer

Exhibit Index

Exhibit	Description

10.1	Independent Director Agreement dated July 23, 2012 by and between Terra Tech Corp. and Steven J. Ross

10.2	Indemnification Agreement dated July 23, 2012 by and between Terra Tech Corp. and Steven J. Ross